                                                                ---------------------------
                                                                           OMB APPROVAL
                                                                ---------------------------
                                   UNITED STATES                OMB Number: 3235-0145
                          SECURITIES AND EXCHANGE COMMISSION    Expires: December 31, 1997
                               WASHINGTON, D.C. 20549           Estimated average burden
                                                                hours per response....14.90
                                                                ---------------------------


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.__________)*


                        Health Care and Retirement Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   421937103
                       ----------------------------------
                                 (CUSIP Number)


       *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

       The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                               Page 1 of 4 Pages





--------------------                                                                                               -----------------
CUSIP NO.  421937103                                             13G                                               PAGE 2 OF 4 PAGES
--------------------                                                                                               -----------------

------------------------------------------------------------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          A I M Management Group Inc., on behalf of itself and its wholly-owned subsidiaries, A I M Advisors, Inc. and A I M Capital Management, Inc.
          I.D. No. 74-1881407
------------------------------------------------------------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                                                                             (a) [ ]
                                                                                                                             (b) [ ]

------------------------------------------------------------------------------------------------------------------------------------
    3     SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Delaware
------------------------------------------------------------------------------------------------------------------------------------
       NUMBER OF          5     SOLE VOTING POWER

        SHARES                 -------------------
                       -------------------------------------------------------------------------------------------------------------
     BENEFICIALLY         6     SHARED VOTING POWER

       OWNED BY                         4,597,450
                       -------------------------------------------------------------------------------------------------------------
         EACH             7     SOLE DISPOSITIVE POWER

      REPORTING                ------------------------
                       -------------------------------------------------------------------------------------------------------------
        PERSON            8     SHARED DISPOSITIVE POWER

         WITH                           4,597,450
------------------------------------------------------------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,597,450
------------------------------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *


------------------------------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             10.2%
------------------------------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

              HC
------------------------------------------------------------------------------------------------------------------------------------
                                              * SEE INSTRUCTION BEFORE FILLING OUT!
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                              Page 2 of 4 pages


                                  SCHEDULE 13G



Item 1(a)         NAME OF ISSUER:
                  Health Care and Retirement Corp.

Item 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  One SeaGate
                  Toledo, OH  43604-2616

Item 2(a)         NAME OF PERSON FILING:
                  A I M Management Group Inc.

Item 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                  11 Greenway Plaza, Suite 1919
                  Houston, Texas  77046

Item 2(c)         CITIZENSHIP:
                  State of Delaware

Item 2(d)         TITLE OF CLASS OF SECURITIES:
                  Common Stock, par value $.01 per share

Item 2(e)         CUSIP NUMBER:
                  421937103

Item 3            TYPE OF REPORTING PERSON:
                  Parent Holding Company, in accordance with section 240.13d-1
                  (b)(ii)(G)

Item 4(a)         AMOUNT BENEFICIALLY OWNED AS OF DECEMBER 31, 1996:
                  4,597,450 shares of common stock

Item 4(b)         PERCENT OF CLASS:
                  10.2%

Item 4(c)         DEEMED VOTING POWER AND DISPOSITION POWER:
                  (i)   sole power to vote or to direct the vote:                       N/A
                  (ii)  shared power to vote or to direct the vote:                     4,597,450
                  (iii) sole power to dispose or to direct the disposition of:          N/A
                  (iv) shared power to dispose or to direct the disposition of:         4,597,450

Item 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                  N/A

Item 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:
                  N/A
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                               Page 3 of 4 pages

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
                  A I M Advisors, Inc. and A I M Capital Management, Inc., Investment Advisers registered under Section 203 of the Investment Advisers Act

Item 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                  N/A

Item 9            NOTICE OF DISSOLUTION OF A GROUP:
                  N/A

Item 10           CERTIFICATION:
                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                  SIGNATURE:
                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                  Date:  January 10, 1997            A I M Management Group Inc.


                                                     /s/ CAROL F. RELIHAN

                                                     Carol F. Relihan
                                                     Vice President, Secretary
                                                     and General Counsel



             ** Please call Sharon Poessel at (713) 214-1126 with
                       questions regarding this filing.





                               Page 4 of 4 pages